Exhibit 99.1

              Badger Meter Reports Record Sales for 2006


    MILWAUKEE--(BUSINESS WIRE)--Feb. 6, 2007--Badger Meter, Inc. (AMEX: BMI) today reported record sales from continuing operations for the fourth quarter and year ended December 31, 2006, and increased earnings from continuing operations for the year ended December 31, 2006.

    2006 Highlights

    --  Net sales from continuing operations were a record
        $229,754,000, a 12.8% increase from sales of $203,637,000 in
        2005.

    -- Earnings from continuing operations before income taxes were $27,489,000 in 2006, a 7.1% increase from earnings from continuing operations before income taxes of $25,664,000 in 2005. Earnings from continuing operations exclude the results of the company's French subsidiary, which has been classified as a discontinued operation in accordance with current accounting standards.

    -- Net earnings were $7,548,000 for 2006, a 43.0% decrease from earnings of $13,253,000 in 2005, due to the losses on discontinued operations.

    -- Diluted earnings per share were $0.52 in 2006, a 45.3% decrease from earnings of $0.95 per diluted share in 2005, due to the losses on discontinued operations.

    Fourth Quarter 2006 Highlights

    -- Net sales from continuing operations were $52,705,000 for the fourth quarter of 2006, an 8.4% increase from sales of $48,643,000 for the fourth quarter of 2005.

    -- Earnings from continuing operations before income taxes were $4,534,000 for the fourth quarter of 2006, a 16.6% decrease from earnings from continuing operations before income taxes of $5,435,000 for the same period in the prior year.

    -- The company reported a net loss of $213,000 for the fourth quarter of 2006, compared to net earnings of $1,727,000 for the comparable prior period, due to the losses on discontinued operations.

    -- The net loss per diluted share in the fourth quarter of 2006 was $0.01, compared to earnings of $0.12 per diluted share for the fourth quarter of 2005, due to the losses on discontinued operations.

    Operations Review

    "The record 2006 sales were driven by double-digit increases in sales of our Orion(R) proprietary radio frequency automatic meter reading (AMR) system for the utility residential market and sales of commercial products for the utility market. Industrial sales also increased, primarily due to higher sales of our new line of Magnetoflow(R) meters," said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

    Meeusen said net earnings for the fourth quarter and the year were affected by higher metal costs, particularly copper, and charges related to the shutdown of the company's subsidiary in Nancy, France. "The higher copper costs reduced operating margins in 2006, however we are encouraged by the recent downward trend in material costs. While the cost reductions came too late to help us in the fourth quarter, we expect the lower copper costs combined with our mid-2006 price increases to benefit our margins in 2007," said Meeusen.

    "The operations of our French subsidiary have been discontinued as of December 31, 2006 and the remaining assets will be liquidated during 2007. Through the end of the year, shutdown charges amounted to $5,409,000 or $0.38 per diluted share and we expect the final total will be within our previously announced range of $6 to $8 million," said Meeusen. These charges were in addition to French operating losses of $3,611,000 or $0.25 per diluted share in 2006.

    "With the closing of the French operation essentially completed, we can now focus on the areas with the greatest growth and profit potential, such as automatic meter reading. To facilitate the increasing demand for Orion(R) and other metering products, we moved our operations in Rio Rico, Arizona, to a new and larger facility in Nogales, Mexico, and will begin the second phase of this expansion in 2007," said Meeusen.

    Meeusen said research and development continues to be a focus. "Developing new products and product enhancements is a key growth strategy for Badger Meter, as we work to leverage our technology leadership, especially in AMR, into increased sales and earnings. We plan to introduce several new products in 2007 that will further strengthen our product line," said Meeusen.

    During 2006, the company increased the quarterly cash dividend for the 14th consecutive year. He also noted that the company's balance sheet remains strong, with a debt-to-capitalization ratio of 27.1% at year-end 2006.

    "We believe we are well positioned to benefit from the opportunities in the growing AMR market, as well as in the markets for our large commercial meters and industrial products. Overall, we are optimistic about 2007 and our ability to deliver increased value to our shareholders over the long term," added Meeusen.

    About Badger Meter

    Badger Meter is a leading marketer and manufacturer of flow measurement and control technology, developed both internally and with other companies, as well as the leader in providing digital connectivity to leading automatic meter reading technologies. Its products are used to measure and control the flow of liquids in a variety of applications.

    Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the "Company") or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words "anticipate," "believe," "estimate," "expect," "think," "should" and "objective" or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company's then current views and assumptions and involve risks and uncertainties that include, among other things:

    -- the continued shift in the Company's business from lower cost, local read meters toward more expensive, value-added automatic meter reading (AMR) systems;

    -- the success or failure of newer Company products, including the Orion(R) radio frequency AMR system, the absolute digital encoder (ADE(TM)) and the Galaxy(R) fixed network AMR system;

    -- changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, local read meters;

    --  the actions (or lack thereof) of the Company's competitors;

    -- changes in the Company's relationships with its alliance partners, primarily its alliance partners that provide AMR connectivity solutions, and particularly those that sell products that do or may compete with the Company's products;

    -- changes in the general health of the United States and foreign economies, including housing starts in the United States and overall industrial activity;

    -- increases in the cost and/or availability of needed raw materials and parts, including recent increases in the cost of brass housings as a result of increases in the commodity prices for copper and zinc at the supplier level and resin as a result of increases in petroleum and natural gas prices;

    -- the ability to shut down its French operations in an orderly fashion and to maximize the value of the related assets;

    -- changes in foreign economic conditions, particularly currency fluctuations between the United States dollar and the euro;

    --  the loss of certain single-source suppliers; and

    -- changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR products.

    All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

    Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.



                          BADGER METER, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS

                   Twelve Months Ended December 31,

                                           2006             2005
                                      ---------------- ---------------
                                        (unaudited)
Net sales                                $229,754,000    $203,637,000
Gross margin                              $76,628,000     $73,419,000
Earnings from continuing operations       $27,489,000     $25,664,000
 before income taxes
Provision for income taxes                $10,921,000      $9,500,000
Net earnings on continuing operations     $16,568,000     $16,164,000
Loss from discontinued operations,        ($9,020,000)    ($2,911,000)
 net of income taxes
Net earnings                               $7,548,000     $13,253,000
Earnings (loss) per share:
  Basic from continuing operations              $1.19           $1.20
  Basic from discontinued operations           ($0.65)         ($0.22)
                                      ---------------- ---------------
    Total basic                                 $0.54           $0.98

  Diluted from continuing operations            $1.15           $1.15
  Diluted from discontinued
   operations                                  ($0.63)         ($0.20)
                                      ---------------- ---------------
    Total diluted                               $0.52           $0.95
Shares used in computation of:
    Basic                                  13,867,949      13,489,196
    Diluted                                14,388,854      14,022,197

                   Three Months Ended December 31,

                                           2006             2005
                                      ---------------- ---------------
                                        (unaudited)      (unaudited)
Net sales                                 $52,705,000     $48,643,000
Gross margin                              $17,123,000     $17,304,000
Earnings from continuing operations        $4,534,000      $5,435,000
 before income taxes
Provision for income taxes                 $2,201,000      $1,743,000
Net earnings on continuing operations      $2,333,000      $3,692,000
Loss from discontinued operations,        ($2,546,000)    ($1,965,000)
 net of income taxes
Net earnings (loss)                         ($213,000)     $1,727,000
Earnings (loss) per share:
  Basic from continuing operations              $0.17           $0.27
  Basic from discontinued operations           ($0.19)         ($0.14)
                                      ---------------- ---------------
    Total basic                                ($0.02)          $0.13

  Diluted from continuing operations            $0.16           $0.26
  Diluted from discontinued
   operations                                  ($0.17)         ($0.14)
                                      ---------------- ---------------
    Total diluted                              ($0.01)          $0.12
Shares used in computation of:
    Basic                                  13,975,602      13,579,362
    Diluted                                14,460,672      14,155,544




                          BADGER METER, INC.
                CONSOLIDATED CONDENSED BALANCE SHEETS



               Assets
-------------------------------------
                                       December 31,     December 31,
                                           2006             2005
                                      ---------------  ---------------
                                        (unaudited)

Cash                                      $3,002,000       $3,215,000
Receivables                               29,124,000       27,060,000
Inventories                               33,290,000       27,349,000
Other current assets                       7,068,000        5,614,000
Assets of discontinued operations          6,875,000        9,326,000

                                      ---------------  ---------------
    Total current assets                  79,359,000       72,564,000

Net property, plant and equipment         44,709,000       40,337,000
Prepaid pension                                    0       17,726,000
Other long-term assets                     8,357,000        4,657,000
Assets of discontinued operations                  0        4,003,000
Goodwill                                   6,958,000        6,580,000

                                      ---------------  ---------------
    Total assets                        $139,383,000     $145,867,000
                                      ===============  ===============


Liabilities and Shareholders' Equity
-------------------------------------


Short-term debt and current portion
 long-term debt                          $17,037,000      $13,328,000
Payables                                  10,597,000       10,292,000
Accrued compensation and employee
 benefits                                  6,181,000        5,962,000
Other liabilities                          3,575,000        4,698,000
Liabilities of discontinued
 operations                                8,321,000        5,361,000

                                      ---------------  ---------------
    Total current liabilities             45,711,000       39,641,000

Deferred income taxes                        199,000        6,584,000
Long-term employee benefits and other     15,726,000       10,866,000
Long-term debt                             5,928,000       15,360,000
Shareholders' equity                      71,819,000       73,416,000

                                      ---------------  ---------------
    Total liabilities and
     shareholders' equity               $139,383,000     $145,867,000
                                      ===============  ===============



    CONTACT: Badger Meter, Inc.
             Joan C. Zimmer, 414-371-5702